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                                                                   EXHIBIT 4.14

                         LENDER PARTICIPATION AGREEMENT
                        GUARANTEED STUDENT LOAN PROGRAM


The New Mexico Student Loan Guarantee Corporation ("Guarantor"), a New Mexico nonprofit corporation having an office at 3900 Osuna, N.E. in Albuquerque, New Mexico and The First National Bank of Chicago as Trustee for the PNC Student Loan Trusts ("Secondary Market") having an office at One First National Plaza, Ste. 0126, Chicago, IL 60670 agree:

                                    PARTIES
The Guarantor is established as a nonprofit corporation to insure educational loans in accordance with the New Mexico Educational Assistance Act, New Mexico Laws 1981, chapter 319, as amended, and for the purposes of Title IV, Part B of the federal Higher Education Act of 1965, as amended (the "Act"). The Guarantor is qualified as a Guarantee Agency as defined by the Act.

The Secondary Market is an institution qualified under the Act to purchase educational loans of residents of New Mexico.

                      GUARANTOR POLICIES PART OF AGREEMENT
The written policies of the Guarantor, as they may be amended from time to time (the "Guarantor Policies"), are incorporated into this agreement by reference and will govern the eligibility of educational loans for insurance under this agreement and the payment of claims by Guarantor. The Lender acknowledges receipt of a copy of the Guarantor Policies.

                            COMPLIANCE WITH THE ACT
The Guarantor Policies will at all times comply with the Act and its implementing regulations, Title 34, Parts 682 and 683 of the Code of Federal Regulations (the "Regulations") as amended, supplemented or superseded. The provisions of the Act and Regulations are incorporated into this agreement by reference and supersede any part of the Guarantor Policies not in compliance with the Act and Regulations.

                               LENDER COMPLIANCE
The Secondary Market will comply with Guarantor Policies and the Act and Regulations with respect to all servicing the loans that are insured under this agreement.

                               INSURANCE OF LOANS
Guarantor will insure all loans purchased by secondary markets that qualify for insurance under this agreement including: 100% of the amount of the unpaid principal balance or 98% of the unpaid principal balance for loans first disbursed after September 30, 1993, plus that part of the accrued interest which is not collectible as interest benefits from the federal government and accrues during such time as the Guarantor Policies provide.

                               INSURANCE RESERVES
Guarantor will at all times maintain a fund balance as defined in the Guarantor Policies restricted for the payment of claims in an amount not less than 1.5% of total outstanding loans insured by the Guarantor. For the purposes of this agreement, "fund balance" is defined to include the restricted portion of the Guarantee Corporation's fund balance together with all deferred guaranty fees and federal advances, as appears in the Guarantee Corporation's financial statements.

                                  TERMINATION
This agreement may be terminated by either party upon 90 days written notice to the other party, or as otherwise provided by the Guarantor Policies. Termination of this agreement will not affect any obligations incurred prior to the time such termination becomes effective.


Date  3-24-97                       The First National Bank of Chicago as
                                    Trustee for the PNC Student Loan Trusts
                                    ---------------------------------------
                                    Secondary Market

                                            833364
                                    ---------------------------------------
                                    Lender Federal I.D. Number

                                    by /s/ Jeffrey L. Kinney
                                    ---------------------------------------
                                    Title  Assistant Vice President
                                    ---------------------------------------


                                    New Mexico Student Loan
                                    Guarantee Corporation

                                    by  /s/ Sarah S. Branch
                                    ---------------------------------------
                                    Title   Executive Vice President